UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

August 10, 2007

Electronic Clearing House, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-15245 (Commission File Number)		93-0946274 (IRS Employer Identification No.)
730 Paseo Camarillo, Camarillo, California 93010 (Address of Principal Executive Offices and zip code)

(805) 419-8700
(Registrant's telephone
number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 10, 2007, Electronic Clearing House, Inc., a Nevada corporation (the “Company”), entered into a Separation and Release Agreement (the “Separation Agreement”) with its former Chairman and Chief Executive Officer, Joel M. (“Jody”) Barry, who previously resigned and retired from the Company, effective July 2, 2007 (the “Effective Date”).  Pursuant to the Separation Agreement:

o
Mr. Barry is entitled to cash payments totaling $742,800.00 to be paid as follows: (a) an initial lump sum payment of $300,000.00 to be paid within three business days of August 10, 2007 and (b) two payments of $221,400.00 each to be paid on January 2, 2008 and 2009, which payments may be accelerated and become payable within three business days upon Mr. Barry’s written request.

o
All stock options issued to Mr. Barry under the Company’s 1992 Plan will expire in accordance with their terms as of the Effective Date.  All unvested stock options issued to Mr. Barry under the Company’s 2003 Plan will vest immediately as of the Effective Date and will expire on the 360th day thereafter.

o	The Company will pay an amount equal to $21,929.85 in respect of the payoff amount for Mr. Barry’s company vehicle, which he will be entitled to retain.
o	The Company will continue to make equivalent medical benefits available to Mr. Barry for a two year period.
o	Mr. Barry has agreed to certain noncompetition and nonsolicitation provisions for a 12-month period.
o	Mr. Barry has relinquished his right to make claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC CLEARING HOUSE, INC.
(Registrant)

By:	\s\ Alice Cheung
Alice L. Cheung, Treasurer &
Chief Financial Officer

Dated: August 16, 2007